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                                                               Page 1 of 7 Pages



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
             -------------------------------------------------------

                                  SCHEDULE 13G

                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)


                              (AMENDMENT NO. 2)(1)


                           CORSAIR COMMUNICATIONS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    220406102
--------------------------------------------------------------------------------
                                 (CUSIP Number)

--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       / /    Rule 13d-1(b)

       / /    Rule 13d-1(c)

       /X/    Rule 13d-1(d)

----------------------------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP NO. 220406102                   13G                      Page 2 of 7 Pages
--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           KLEINER PERKINS CAUFIELD & BYERS VII, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB VII") 94-3201863
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) / /  (b) /X/
--------------------------------------------------------------------------------
   3       SEC USE ONLY
--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

              CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
                      5    SOLE VOTING POWER                                 0

     NUMBER OF        ----------------------------------------------------------
      SHARES          6    SHARED VOTING POWER                         283,809
   BENEFICIALLY
     OWNED BY         ----------------------------------------------------------
       EACH           7    SOLE DISPOSITIVE POWER                            0
    REPORTING
   PERSON WITH        ----------------------------------------------------------
                      8    SHARED DISPOSITIVE POWER                    283,809

--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON                                            283,809
--------------------------------------------------------------------------------
  10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES*                                        / /
--------------------------------------------------------------------------------
  11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                 1.7%

--------------------------------------------------------------------------------
  12       TYPE OF REPORTING PERSON*                                         PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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CUSIP NO. 220406102                   13G                      Page 3 of 7 Pages
--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

              KPCB VII ASSOCIATES, L.P., A CALIFORNIA LIMITED PARTNERSHIP
              ("KPCB VII ASSOCIATES") 94-3203783
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) / /  (b) /X/
--------------------------------------------------------------------------------
   3       SEC USE ONLY
--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

              CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
                      5    SOLE VOTING POWER                                 0
     NUMBER OF        ----------------------------------------------------------
      SHARES          6    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY              283,809 shares are directly held by KPCB VII.
       EACH                KPCB VII Associates is the general partner of
    REPORTING              KPCB VII.
   PERSON WITH        ----------------------------------------------------------
                      7    SOLE DISPOSITIVE POWER                             0
                      ----------------------------------------------------------
                      8    SHARED DISPOSITIVE POWER
                           283,809 shares are directly held by KPCB VII.
                           KPCB VII Associates is the general partner of
                           KPCB VII.
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON                                             283,809
--------------------------------------------------------------------------------
  10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES*                                        / /

--------------------------------------------------------------------------------
  11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                 1.7%
--------------------------------------------------------------------------------
  12       TYPE OF REPORTING PERSON*                                        PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



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CUSIP NO. 220406102                   13G                      Page 4 of 7 Pages
--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

              KEVIN R. COMPTON
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) / /   (b) /X/
--------------------------------------------------------------------------------
   3       SEC USE ONLY
--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

              UNITED STATES
--------------------------------------------------------------------------------
                      5    SOLE VOTING POWER

                           33,285 shares of which 9,000 shares are held through
                           vested options (exercisable within 60 days).
     NUMBER OF        ----------------------------------------------------------
      SHARES          6    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY              283,809 shares directly held by KPCB VII. KPCB VII
       EACH                Associates is the general partner of KPCB VII.
    REPORTING              Mr. Compton is a general partner of KPCB VII
   PERSON WITH             Associates. Mr. Compton disclaims beneficial
                           ownership of the shares held directly by KPCB VII.
                      ----------------------------------------------------------
                      7    SOLE DISPOSITIVE POWER

                           33,285 shares of which 9,000 shares are held through
                           vested options (exercisable within 60 days).
                      ----------------------------------------------------------
                      8    SHARED DISPOSITIVE POWER

                           283,809 shares directly held by KPCB VII. KPCB VII Associates, is the general partner of KPCB VII.
                           Mr. Compton is a general partner of KPCB VII
                           Associates. Mr. Compton disclaims beneficial
                           ownership of the shares held directly by KPCB VII.
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON                                            317,094
--------------------------------------------------------------------------------
  10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES*                                        / /
--------------------------------------------------------------------------------
  11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                 1.9%
--------------------------------------------------------------------------------
  12       TYPE OF REPORTING PERSON*                                        IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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                                                               Page 5 of 7 Pages



     ITEM 1(a)       NAME OF ISSUER:

                     Corsair Communications, Inc.

     ITEM 1(b)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                     3408 Hillview Avenue
                     Palo Alto, CA 94304

   ITEM 2(a)-(c)     NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING:

                     This statement is being filed by KPCB VII Associates, whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. Mr. Compton, a general partner of KPCB VII Associates, whose principal business address is c/o Kleiner Perkins Caufield & Byers, 2750 Sand Hill Road, Menlo Park, CA 94025, is a United States citizen. KPCB VII Associates is general partner to KPCB VII.


     ITEM 2(d)       TITLE OF CLASS OF SECURITIES:

                     Common Stock

     ITEM 2(e)       CUSIP NUMBER:

                     220406102

      ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                     Not Applicable

      ITEM 4.        OWNERSHIP.

                     See items 5-11 of cover pages hereto.

      ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                     This statement is being filed to report the fact that as of the date hereof each reporting person has ceased to be the beneficial owner of more than five percent (5%) of the Common Stock of Corsair Communications, Inc.

      ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                     PERSON.

                     Not Applicable.

      ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                     Not Applicable

      ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                     Not Applicable

      ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

                     Not Applicable

     ITEM 10.        CERTIFICATION.

                     Not Applicable



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                                                               Page 6 of 7 Pages


                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:      February 13, 2001

KEVIN R. COMPTON                                  KPCB VII ASSOCIATES, L.P., A
                                                  CALIFORNIA LIMITED PARTNERSHIP

Signature: /s/  Michael S. Curry                  Signature: /s/  Brook H. Byers
           -----------------------                           -------------------
           Michael S. Curry                                  Brook H. Byers
           Attorney-in-Fact                                  A General Partner

                                                 KLEINER PERKINS CAUFIELD &
                                                 BYERS VII, L.P., A CALIFORNIA
                                                 LIMITED PARTNERSHIP

                                                 By: KPCB VII Associates, L.P.,
                                                 a California Limited
                                                 Partnership, its General
                                                 Partner



                                                  Signature: /s/  Brook H. Byers
                                                             -------------------
                                                             Brook H. Byers
                                                             A General Partner



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                                                               Page 7 of 7 Pages




                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the amended statement dated February 13, 2001 containing the information required by Schedule 13G, for the Shares of Corsair Communications, Inc., held by Kleiner Perkins Caufield & Byers VII, L.P., a California limited partnership, and with respect to the general partners, such other holdings as may be reported therein.

Date:      February 13, 2001

KEVIN R. COMPTON                             KPCB VII ASSOCIATES, L.P., A
                                             CALIFORNIA LIMITED PARTNERSHIP

Signature: /s/  Michael S. Curry             Signature: /s/  Brook H. Byers
           -----------------------                      ------------------------
           Michael S. Curry                             Brook H. Byers
           Attorney-in-Fact                             A General Partner


                                                  KLEINER PERKINS CAUFIELD &
                                                  BYERS VII, L.P., A CALIFORNIA
                                                  LIMITED PARTNERSHIP

                                                  By: KPCB VII Associates, L.P.,
                                                  a California Limited
                                                  Partnership, its General
                                                  Partner

                                                  Signature: /s/  Brook H. Byers
                                                             -------------------
                                                             Brook H. Byers
                                                             A General Partner